Exhibit 99.1

Alset Capital Acquisition Corp. Announces Pricing of $75,000,000 Initial Public Offering

Bethesda, MD – January 31, 2022 – Alset Capital Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of $75,000,000, consisting of 7,500,000 units at $10.00 per unit. The units are expected to be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “ACAXU” beginning tomorrow, Tuesday, February 1, 2022. Each unit consists of one of the Company’s shares of Class A common stock, one-half of one redeemable warrant, and one right to receive one-tenth (1/10) of one share of Class A common stock upon the consummation of an initial business combination. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the shares of Class A common stock, warrants and rights are expected to be listed on Nasdaq under the symbols “ACAX,” “ACAXW” and “ACAXR,” respectively.

The Company is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus on identifying businesses in the real estate industry, including construction, homebuilding, real estate owners and operators, arrangers of financing, insurance, and other services for real estate, and adjacent businesses and technologies targeting the real estate space, which may be referred to as “Proptech” businesses.

EF Hutton, division of Benchmark Investments, LLC, is acting as the sole book running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 1,125,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from EF Hutton, division of Benchmark Investments LLC, Attn: Syndicate Department, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@efhuttongroup.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on January 31, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Alset Capital Acquisition Corp.

4800 Montgomery Lane, Suite 210

Bethesda, MD 20814

Attn: Danny Lim

danny@alsetinternational.com

301-971-3955